EXHIBIT 99.1

Willis Towers Watson Reports Strong Fourth Quarter and Full Year 2019 Earnings

  Total revenue1 increased 13% to $2.69 billion for the quarter and 6% to $9.04 billion for the year

  Organic revenue growth of 6% for the quarter and 5% for the year

  Income from Operations was $687 million or 25.5% of revenue for the quarter, up 570 basis points over prior year

  Income from Operations was $1.33 billion or 14.7% of revenue for the year, up 520 basis points over prior year

  Adjusted Operating Income was $809 million or 30.1% of revenue for the quarter, up 270 basis points over prior year

  Adjusted Operating Income was $1.83 billion or 20.3% of revenue for the year, up 220 basis points over prior year

  Cash flows from operating activities were $1.1 billion for the year and Free Cash Flow was $835 million for the year

  ____________
  1 The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. The segment discussion is on an organic basis.

ARLINGTON, Va. and LONDON, Feb. 06, 2020 (GLOBE NEWSWIRE) -- Willis Towers Watson (NASDAQ: WLTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the fourth quarter and full year 2019, which ended December 31, 2019.

“For the year, Willis Towers Watson generated 5 percent organic revenue growth, which was broad-based across all our businesses and 6 percent growth overall. In addition to our continued progress on the operational front, we successfully completed the acquisition of TRANZACT which helped significantly strengthen Willis Towers Watson’s overall growth profile as total revenue increased 13% in the fourth quarter versus prior year”, said John Haley, Willis Towers Watson’s chief executive officer. “As we look ahead to fiscal year 2020, we remain focused on executing our strategy and confident in our ability to continue delivering significant value for our clients, colleagues and shareholders.”

Company Highlights

Revenue was $2.69 billion for the fourth quarter of 2019, an increase of 13% (14% increase constant currency and 6% increase organic) as compared to $2.37 billion for the same period in the prior year.

For the year ended December 31, 2019, revenue was $9.04 billion, an increase of 6% (9% increase constant currency and 5% increase organic) as compared to $8.51 billion for the same period in the prior year.

Net income attributable to Willis Towers Watson for the fourth quarter of 2019 was $544 million, an increase of 44% from $378 million for the prior-year fourth quarter. For the quarter, diluted earnings per share were $4.18 and adjusted diluted earnings per share were $4.90. The U.S. GAAP income tax rate for the quarter was 18.3%, and the adjusted income tax rate for the quarter used in calculating adjusted diluted earnings per share was 19.4%.

For the year ended December 31, 2019, net income attributable to Willis Towers Watson was $1.04 billion, a 50% increase from $695 million for the same period in the prior year. Diluted earnings per share were $8.02, and adjusted diluted earnings per share were $10.96 for the year ended December 31, 2019. Net income attributable to Willis Towers Watson and diluted earnings per share for the year ended December 31, 2019 included pre-tax $13 million of transaction and integration expenses related to the TRANZACT acquisition. For the year ended December 31, 2019, the U.S. GAAP income tax rate was 18.8%, and the adjusted income tax rate used in calculating adjusted diluted earnings per share was 20.3%.

Net income for the fourth quarter of 2019 was $551 million, or 20.5% of revenue, an increase from net income of $383 million, or 16.1% of revenue for the prior-year fourth quarter. Adjusted EBITDA for the fourth quarter of 2019 was $930 million, or 34.6% of revenue, an increase from adjusted EBITDA of $774 million, or 32.6% of revenue for the prior-year fourth quarter.

For the year ended December 31, 2019, net income was $1.07 billion, or 11.9% of revenue, an increase from net income of $715 million, or 8.4% of revenue for the same period in the prior year. Adjusted EBITDA for the year ended December 31, 2019 was $2.3 billion, or 25.4% of revenue, an increase from adjusted EBITDA of $2.0 billion, or 23.9% of revenue for the same period in the prior year.

Operating income margin improved by 570 basis points to 25.5% from 19.8% for the prior-year fourth quarter. Adjusted operating income margin improved by 270 basis points to 30.1% from 27.4% in the prior-year fourth quarter.

For the year ended December 31, 2019, operating income margin improved by 520 basis points to 14.7% from 9.5% for the same period in the prior year. Adjusted operating income margin improved by 220 basis points to 20.3% from 18.1% for the same period in the prior year.

Cash flows from operating activities for the year ended December 31, 2019 were $1.08 billion compared to $1.29 billion for the prior year. Free cash flow for the year ended December 31, 2019 and 2018 was $835 million and $1.02 billion, respectively. The Company repurchased approximately $3 million of Company stock during the fourth quarter of 2019. For the full year, the Company repurchased approximately $150 million of Company stock.

Segment Highlights

Human Capital & Benefits

The Human Capital & Benefits (HCB) segment had revenue of $865 million, an increase of 3% (4% increase constant currency and 4% increase organic) from $843 million in the prior-year fourth quarter. On an organic basis and after factoring in the first-year adoption impact of ASC 606 in the prior year, Health and Benefits delivered revenue growth, driven by increased consulting and brokerage services, growth in specialty products in North America, and expansion of our client portfolio outside North America for both local and global appointments. Retirement revenue grew primarily as a result of increased de-risking work in North America. The remainder of the segment’s revenue growth was generated by increased demand for advisory work and administration activity in our Talent and Rewards and Technology and Administration Solutions businesses. For further discussion of the impact of the adoption of ASC 606 on our results for the year ended December 31, 2018, see our Form 10-K filed with the SEC on February 27, 2019. The HCB segment had an operating margin of 30.1% as compared to 29.9% for the prior-year fourth quarter.

Corporate Risk & Broking

The Corporate Risk & Broking (CRB) segment had revenue of $877 million, an increase of 7% (9% increase constant currency and 9% increase organic) from $816 million in the prior-year fourth quarter. The segment had solid growth across all geographies. On an organic basis, North America continued to lead the segment with new business generation. International, Western Europe and Great Britain also contributed meaningful growth for the segment, related to strong management of the renewal book portfolio alongside new business wins. The CRB segment had an operating margin of 30.3%, as compared to 29.4% for the prior-year fourth quarter.

Investment, Risk & Reinsurance

The Investment, Risk & Reinsurance (IRR) segment had revenue of $314 million, an increase of 12% (14% increase constant currency and 12% increase organic) from $280 million in the prior-year fourth quarter. On an organic basis, all lines of business contributed to the growth. Reinsurance and Wholesale growth was driven by net new business growth and favorable renewal factors while Insurance Consulting and Technology revenue grew from strong technology sales. Max Matthiessen revenue increased as a result of overall growth in net commissions. Revenue growth in the Investment businesses was a result of client wins in the delegated business. The IRR segment had an operating margin of 9.1%, as compared to 1.9% for the prior-year fourth quarter.

Benefits Delivery & Administration

The Benefits Delivery & Administration (BDA) segment had revenue of $595 million, an increase of 53% (53% increase constant currency and 3% increase organic) from $390 million in the prior-year fourth quarter. BDA’s organic growth continued to be led by its expanded client base and increased demand for project work in the mid-market and large-market spaces. On July 30, 2019, the Company acquired TRANZACT, which operates as part of the BDA segment. In the fourth quarter, TRANZACT generated revenue of $195 million. The BDA segment had an operating margin of 52.4%, as compared to 61.4% for the prior-year fourth quarter.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the fourth quarter and full year of 2019. It will be held on Thursday, February 6, 2020, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.willistowerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 6187339.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 45,000 employees and services clients in more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Select Questions and Answers

Q1: Why was your free cash flow below your guidance?

Our efforts to transform the contract-to-cash process across all of our businesses have proven more challenging than we had originally anticipated. We have defined and focused plans on improving this going forward. The year-over-year decline in free cash flow is primarily due to higher cash payments of approximately $130 million for income taxes, resulting from U.S. and Global Tax Reform, unfavorable working capital changes particularly in accounts receivables and the negative cash flows of TRANZACT.

Q2: What was the impact of foreign currency movements for the fourth quarter and on a full year basis?

For the quarter ended December 31, 2019, currency translation caused a decrease in our consolidated revenue of $22 million, and was a $0.05 headwind to adjusted diluted earnings per share. For the twelve months ended December 31, 2019, currency translation caused a decrease in our consolidated revenue of $192 million, resulting in a decrease of $0.16 to adjusted diluted earnings per share.

Q3. What was the impact to the Health and Benefits’ business line’s revenue growth this quarter and for the full year 2019 related to the recovery of revenue not recognized last year with the new revenue standard adoption (ASC 606) in 2018?

The Health and Benefits (H&B) business recorded $8 million of revenue recapture in the fourth quarter of 2019. For the full year, H&B has recorded approximately $57 million of revenue or 100% of the total expected revenue recapture.

Q4.  How do you see Brexit impacting the Company?

Willis Towers Watson is committed to providing continuity of service and transition plans for its clients and partners post Brexit. While there are still significant uncertainties with respect to Brexit and its impact on the regulatory environment, we believe that our Company is well-positioned to operate in a post-Brexit environment, given our extensive footprint across Europe and the UK. Regardless of the final Brexit outcome, we are fully committed to helping clients understand and navigate its impact to their business and the resulting changing regulatory landscape.

Q5. What was the impact of the Company’s adoption of the new lease accounting standard (ASC 842, Leases)?

ASC 842 became effective, and was adopted by the Company, on January 1, 2019. The adoption of this new guidance had no material impact to the amounts and classifications of the balances within our consolidated statements of income. On our consolidated balance sheet we recognized an additional $1.2 billion of lease liabilities; $1.0 billion of right-of-use assets; additional deferred tax assets of $252 million and deferred tax liabilities of $252 million on the gross lease-related liabilities and gross right-of-use assets, respectively. See Note 14 – Leases, within the Company’s Form 10-K for the year ended December 31, 2019 to be filed with the SEC by February 28, 2020 for a full description of the impact on the Company from adoption, adoption elections made and the newly-required disclosures.

Q6: How should we think about the impact of currency for 2020?

Assuming foreign exchange rates remain at current levels, we expect a modest negative impact of about $0.10 to Adjusted Diluted Earnings per Share primarily due to fluctuations in the Euro and Pound Sterling.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Transaction and integration expenses - Management believes it is appropriate to adjust for transaction and integration expenses when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.

  Gains and losses on disposals of operations - Adjustment to remove the gain or loss resulting from disposed operations.

  Pension settlement and curtailment gains and losses - Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.

  Provisions for significant litigation - We will include provisions for litigation matters which we believe are not representative of our core business operations.

  Tax effects of internal reorganization - Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

Willis Towers Watson considers Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what Willis Towers Watson’s comparable operating and liquidity results would have been had the Company not incurred transaction-related and non-recurring items. Willis Towers Watson’s non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from Operations adjusted for amortization, transaction and integration expenses and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted Operating Income Margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for provision for income taxes, interest expense, depreciation and amortization, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used to internally evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to Willis Towers Watson adjusted for amortization, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of shares of common stock, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, transaction and integration expenses, (gain)/loss on disposal of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of our internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash generating capabilities of our business operations.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, such things as our outlook, future capital expenditures, ongoing working capital efforts, future share repurchases, growth in revenue, the impact of changes to tax laws on our financial results, business strategies and planned acquisitions (including the acquisition of TRANZACT and our proposed acquisition of Unity Group), demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing organizational and technology changes, including investments in improving systems and processes, our ability to meet financial guidance, and plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: the ability of the company to successfully establish, execute and achieve its global business strategy as it evolves; changes in demand for our services, including any decline in consulting services, defined benefit pension plans or the purchasing of insurance; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that the company faces and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals; failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk the Stanford litigation settlement approval will be overturned on appeal, the risk that the Stanford bar order may be challenged in other jurisdictions, and the risk that the charge related to the Stanford settlement may not be deductible; the risk of material adverse outcomes on existing litigation or investigation matters; changes in the regulatory environment in which the company operates, including, among other risks, the impact of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; the company’s ability to make divestitures or acquisitions and its ability to integrate or manage such acquired businesses (including the recently completed acquisition of TRANZACT and our proposed acquisition of Unity Group); our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; the ability to comply with complex and evolving regulations related to data privacy and cyber security; the ability to successfully manage ongoing organizational changes, including investments in improving systems and processes; disasters or business continuity problems; the potential impact of Brexit; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the potential impact of the change in the method for determining LIBOR; the ability of the company to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party services; the loss of key employees; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the United States healthcare system, including those related to Medicare; the risk that the company may not be able to repurchase the intended number of outstanding shares due to M&A activity or investment opportunities, market or business conditions, or other factors; the inability to protect the company’s intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in the company’s pension liabilities; the ability of the company to meet its financial guidance, the company’s capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; the ability of the company to obtain financing on favorable terms or at all; adverse changes in the credit ratings of the company; the impact of recent changes to U.S. tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations; U.S. federal income tax consequences to U.S. persons owning at least 10% of the company’s shares; changes in accounting principles, estimates or assumptions; fluctuation in revenue against the company’s relatively fixed or higher than expected expenses; the laws of Ireland being different from the laws of the United States and potentially affording less protections to the holders of our securities; and the company's holding company structure potentially preventing it from being able to receive dividends or other distributions in needed amounts from our subsidiaries. These factors also include those described under “Risk Factors” in the company’s most recent 10-K filing and subsequent filings filed with the SEC.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against relying on these forward-looking statements.

Contact

INVESTORS
Investor Relations | +1 215 246 3961 | Investor_Relations@willistowerswatson.com

WILLIS TOWERS WATSON
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE
				Components of Revenue Change(i)
	Three Months Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2019	2018	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$865	$843	3%	(1)%	4%	0%	4%
Corporate Risk & Broking	877	816	7%	(2)%	9%	0%	9%
Investment, Risk & Reinsurance	314	280	12%	(1)%	14%	2%	12%
Benefits Delivery & Administration	595	390	53%	0%	53%	50%	3%
Segment Revenue	2,651	2,329	14%	(1)%	15%	9%	6%
Reimbursable expenses and other	39	43
Revenue	$2,690	$2,372	13%	(1)%	14%	8%	6%

				Components of Revenue Change(i)
	Years Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2019	2018	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$3,298	$3,233	2%	(2)%	4%	0%	4%
Corporate Risk & Broking	2,946	2,852	3%	(3)%	6%	0%	6%
Investment, Risk & Reinsurance	1,637	1,556	5%	(3)%	8%	1%	7%
Benefits Delivery & Administration	1,035	758	37%	0%	37%	32%	4%
Segment Revenue	8,916	8,399	6%	(2)%	9%	3%	5%
Reimbursable expenses and other	123	114
Revenue	$9,039	$8,513	6%	(2)%	9%	3%	5%

__________
(i) Components of revenue change may not add due to rounding

SEGMENT OPERATING INCOME (i)

	Three Months Ended December 31,
	2019	2018

Human Capital & Benefits	$261	$253
Corporate Risk & Broking	266	240
Investment, Risk & Reinsurance	28	5
Benefits Delivery & Administration	311	240
Segment Operating Income	$866	$738

	Years Ended December 31,
	2019	2018

Human Capital & Benefits	$848	$789
Corporate Risk & Broking	578	528
Investment, Risk & Reinsurance	420	384
Benefits Delivery & Administration	244	144
Segment Operating Income	$2,090	$1,845

__________
(i) Segment operating income excludes certain costs, including amortization of intangibles, transaction and integration expenses, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended December 31,
	2019	2018

Human Capital & Benefits	30.1%	29.9%
Corporate Risk & Broking	30.3%	29.4%
Investment, Risk & Reinsurance	9.1%	1.9%
Benefits Delivery & Administration	52.4%	61.4%

	Years Ended December 31,
	2019	2018

Human Capital & Benefits	25.7%	24.4%
Corporate Risk & Broking	19.6%	18.5%
Investment, Risk & Reinsurance	25.7%	24.7%
Benefits Delivery & Administration	23.6%	18.9%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended December 31,
	2019	2018

Segment Operating Income	$866	$738
Amortization	(121)	(126)
Transaction and integration expenses	(1)	(54)
Unallocated, net(i)	(57)	(88)
Income from Operations	687	470
Interest expense	(62)	(54)
Other income, net	50	61
Income from operations before income taxes	$675	$477

	Years Ended December 31,
	2019	2018

Segment Operating Income	$2,090	$1,845
Amortization	(489)	(534)
Transaction and integration expenses (i)	(13)	(202)
Unallocated, net (ii)	(259)	(300)
Income from Operations	1,329	809
Interest expense	(234)	(208)
Other income, net	227	250
Income from operations before income taxes	$1,322	$851

__________
(i)  Includes transaction costs related to the TRANZACT acquisition in 2019, and transaction and integration expenses related to the Merger and the acquisition of Gras Savoye for prior years.
(ii)  Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WILLIS TOWERS WATSON
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,
	2019	2018

Net income attributable to Willis Towers Watson	$544	$378
Adjusted for certain items:
Amortization	121	126
Transaction and integration expenses	1	54
Pension settlement and curtailment gains and losses	—	8
Loss on disposal of operations	2	—
Tax effect on certain items listed above(i)	(31)	(45)
Tax effects of internal reorganizations	—	3
Adjusted net income	$637	$524

Weighted-average shares of common stock — diluted	130	131

Diluted earnings per share	$4.18	$2.89
Adjusted for certain items:(ii)
Amortization	0.93	0.96
Transaction and integration expenses	0.01	0.41
Pension settlement and curtailment gains and losses	—	0.06
Loss on disposal of operations	0.02	—
Tax effect on certain items listed above(i)	(0.24)	(0.34)
Tax effects of internal reorganizations	—	0.02
Adjusted diluted earnings per share	$4.90	$4.00

__________
(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

	Years Ended December 31,
	2019	2018

Net income attributable to Willis Towers Watson	$1,044	$695
Adjusted for certain items:
Amortization	489	534
Transaction and integration expenses	13	202
Pension settlement and curtailment gains and losses	—	24
Loss on disposal of operations	2	9
Tax effect on certain items listed above(i)	(121)	(184)
Tax effects of internal reorganizations	—	4
Adjusted net income	$1,427	$1,284

Weighted-average shares of common stock — diluted	130	132

Diluted earnings per share	$8.02	$5.27
Adjusted for certain items:(ii)
Amortization	3.75	4.04
Transaction and integration expenses	0.10	1.53
Pension settlement and curtailment gains and losses	—	0.18
Loss on disposal of operations	0.02	0.07
Tax effect on certain items listed above(i)	(0.93)	(1.39)
Tax effects of internal reorganizations	—	0.03
Adjusted diluted earnings per share	$10.96	$9.73

__________
(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended December 31,
	2019		2018

Net income	$551	20.5%	$383	16.1%
Provision for income taxes	124		94
Interest expense	62		54
Depreciation	69		55
Amortization	121		126
Transaction and integration expenses	1		54
Pension settlement and curtailment gains and losses	—		8
Loss on disposal of operations	2		—
Adjusted EBITDA and adjusted EBITDA margin	$930	34.6%	$774	32.6%

	Years Ended December 31,
	2019		2018

Net income	$1,073	11.9%	$715	8.4%
Provision for income taxes	249		136
Interest expense	234		208
Depreciation	240		208
Amortization	489		534
Transaction and integration expenses	13		202
Pension settlement and curtailment gains and losses	—		24
Loss on disposal of operations	2		9
Adjusted EBITDA and adjusted EBITDA margin	$2,300	25.4%	$2,036	23.9%

RECONCILIATIONS OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended December 31,
	2019		2018

Income from operations	$687	25.5%	$470	19.8%
Adjusted for certain items:
Amortization	121		126
Transaction and integration expenses	1		54
Adjusted operating income and adjusted operating income margin	$809	30.1%	$650	27.4%

	Years Ended December 31,
	2019		2018

Income from operations	$1,329	14.7%	$809	9.5%
Adjusted for certain items:
Amortization	489		534
Transaction and integration expenses	13		202
Adjusted operating income and adjusted operating income margin	$1,831	20.3%	$1,545	18.1%

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended December 31,
	2019	2018
Income from operations before income taxes	$675	$477

Adjusted for certain items:
Amortization	121	126
Transaction and integration expenses	1	54
Pension settlement and curtailment gains and losses	—	8
Loss on disposal of operations	2	—
Adjusted income before taxes	$799	$665

Provision for income taxes	$124	$94
Tax effect on certain items listed above(i)	31	45
Tax effects of internal reorganizations	—	(3)
Adjusted income taxes	$155	$136

U.S. GAAP tax rate	18.3%	19.7%
Adjusted income tax rate	19.4%	20.4%

	Years Ended December 31,
	2019	2018
Income from operations before income taxes	$1,322	$851

Adjusted for certain items:
Amortization	489	534
Transaction and integration expenses	13	202
Pension settlement and curtailment gains and losses	—	24
Loss on disposal of operations	2	9
Adjusted income before taxes	$1,826	$1,620

Provision for income taxes	$249	$136
Tax effect on certain items listed above(i)	121	184
Tax effects of internal reorganizations	—	(4)
Adjusted income taxes	$370	$316

U.S. GAAP tax rate	18.8%	16.0%
Adjusted income tax rate	20.3%	19.5%

__________
(i) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Years Ended December 31,
	2019	2018
Cash flows from operating activities	$1,081	$1,288
Less: Additions to fixed assets and software for internal use	(246)	(268)
Free cash flow	$835	$1,020

WILLIS TOWERS WATSON
Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018

Revenue	$2,690	$2,372	$9,039	$8,513

Costs of providing services
Salaries and benefits	1,340	1,233	5,249	5,123
Other operating expenses	472	434	1,719	1,637
Depreciation	69	55	240	208
Amortization	121	126	489	534
Transaction and integration expenses	1	54	13	202
Total costs of providing services	2,003	1,902	7,710	7,704

Income from operations	687	470	1,329	809

Interest expense	(62)	(54)	(234)	(208)
Other income, net	50	61	227	250

INCOME FROM OPERATIONS BEFORE INCOME TAXES	675	477	1,322	851

Provision for income taxes	(124)	(94)	(249)	(136)

NET INCOME	551	383	1,073	715

Income attributable to non-controlling interests	(7)	(5)	(29)	(20)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$544	$378	$1,044	$695

EARNINGS PER SHARE
Basic earnings per share	$4.20	$2.91	$8.05	$5.29
Diluted earnings per share	$4.18	$2.89	$8.02	$5.27

Weighted-average shares of common stock, basic	129	130	130	131
Weighted-average shares of common stock, diluted	130	131	130	132

WILLIS TOWERS WATSON
Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	December 31,	December 31,
	2019	2018

ASSETS
Cash and cash equivalents	$887	$1,033
Fiduciary assets	13,089	12,604
Accounts receivable, net	2,621	2,379
Prepaid and other current assets	525	404
Total current assets	17,122	16,420
Fixed assets, net	1,046	942
Goodwill	11,194	10,465
Other intangible assets, net	3,478	3,318
Right-of-use assets	968	—
Pension benefits assets	868	773
Other non-current assets	835	467
Total non-current assets	18,389	15,965
TOTAL ASSETS	$35,511	$32,385
LIABILITIES AND EQUITY
Fiduciary liabilities	$13,089	$12,604
Deferred revenue and accrued expenses	1,784	1,647
Current debt	316	186
Current lease liabilities	164	—
Other current liabilities	802	864
Total current liabilities	16,155	15,301
Long-term debt	5,301	4,389
Liability for pension benefits	1,324	1,170
Deferred tax liabilities	526	559
Provision for liabilities	537	540
Long-term lease liabilities	964	—
Other non-current liabilities	335	429
Total non-current liabilities	8,987	7,087
TOTAL LIABILITIES	25,142	22,388
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NON-CONTROLLING INTEREST	—	26
EQUITY(i)
Additional paid-in capital	10,687	10,615
Retained earnings	1,792	1,201
Accumulated other comprehensive loss, net of tax	(2,227)	(1,961)
Treasury shares, at cost, 17,519 shares in 2019 and 2018, and 40,000 shares, €1 nominal value, in 2019 and 2018	(3)	(3)
Total Willis Towers Watson shareholders’ equity	10,249	9,852
Non-controlling interests	120	119
Total equity	10,369	9,971
TOTAL LIABILITIES AND EQUITY	$35,511	$32,385

_________
(i) Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 128,689,930 (2019) and 128,921,530 (2018); Outstanding 128,689,930 (2019) and 128,921,530 (2018); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2019 and 2018; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2019 and 2018.

WILLIS TOWERS WATSON
Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$1,073	$715
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	240	213
Amortization	489	534
Non-cash lease expense	148	—
Net periodic benefit of defined benefit pension plans	(135)	(163)
Provision for doubtful receivables from clients	9	8
Benefit from deferred income taxes	(72)	(115)
Share-based compensation	74	50
Net loss on disposal of operations	2	9
Non-cash foreign exchange loss	26	26
Other, net	17	8
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(261)	68
Fiduciary assets	(449)	(839)
Fiduciary liabilities	449	839
Other assets	(269)	(22)
Other liabilities	(264)	(20)
Provisions	4	(23)
Net cash from operating activities	1,081	1,288
CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(246)	(268)
Capitalized software costs	(59)	(54)
Acquisitions of operations, net of cash acquired	(1,329)	(36)
Net proceeds from sale of operations	17	4
Other, net	3	13
Net cash used in investing activities	(1,614)	(341)
CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES
Net payments on revolving credit facility	(131)	(754)
Senior notes issued	997	998
Proceeds from issuance of other debt	1,100	—
Debt issuance costs	(13)	(8)
Repayments of debt	(995)	(170)
Repurchase of shares	(150)	(602)
Proceeds from issuance of shares	45	45
Payments of deferred and contingent consideration related to acquisitions	(57)	(50)
Cash paid for employee taxes on withholding shares	(15)	(30)
Dividends paid	(329)	(306)
Acquisitions of and dividends paid to non-controlling interests	(55)	(26)
Net cash from/(used in) financing activities	397	(903)

(DECREASE)/INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(136)	44
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(41)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR (i)	1,033	1,030
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR (i)	$895	$1,033

_________
(i)  As a result of the acquired TRANZACT collateralized facility, cash, cash equivalents and restricted cash at the end of the year included $8 million of restricted cash at December 31, 2019, which is included within prepaid and other current assets on our consolidated balance sheet. There were no restricted cash amounts held at December 31, 2018 and 2017.